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                                                                       EXHIBIT 8


                                PROMISSORY NOTE
                                ---------------


$300,000.00                                              Los Angeles, California

                                                                December 31,1998

  FOR VALUE RECEIVED, the undersigned, VITAFORT INTERNATIONAL CORPORATION, a Delaware corporation (the "Borrower"), hereby promises to pay to DOMINION CAPITAL FUND, LTD. (the "Lender") the principal amount of $300,000.00, as provided herein, together with interest at the rate hereinafter set forth, payable on or before October 20, 1999.

  Interest on the principal balance of this Note from time to time outstanding and unpaid shall be computed on the basis of a 360-day year for the actual number of days elapsed at a simple interest rate per annum equal to eight percent (8%) commencing on January 20, 1999.

  Principal and all accrued interest, at the rate of eight percent (8%) per annum, shall be payable without the necessity for demand or notice on October 20, 1999. Except as otherwise permitted hereunder, all payments of principal and interest shall be paid by wire transfer per the written instructions of Lender. As further consideration for this loan, Borrower agrees to issue to Lender a Warrant to purchase 30,000 shares of the Borrower's common stock, par value $0.01 per share, exercisable at $.40 per share for a period of five (5) years ("Warrant A"), which shares of common stock underlying the Warrant are subject to a Registration Rights Agreement between the Borrower and Lender of even date herewith.

  Borrower will also place in escrow with Joseph B. LaRocco, Esq., pursuant to an escrow agreement of even date herewith, a second warrant to purchase 30,000 shares of Common Stock at an exercise price of $.25 per share ("Warrant B"). On or before October 20, 1999 re-payment of the Note may be made by Borrower at its option, in part or in full, in cash or common stock of the Borrower, free of restrictions, restrictive legends or stop transfer instructions. In any event, if any part or all of this Note remains unpaid on October 20, 1999 then Borrower may pay this Note together with interest in cash or in free trading common stock at Borrower's sole option. If paid in common stock the Borrower shall be permitted to deliver the required shares in up to three monthly installments (October, November and December) based on the previous five day average closing bid price of Borrower's common stock prior to delivery of each installment. Borrower agrees to issue shares of free trading common stock in increments of no more than 4.99% of Borrower's issued and outstanding common stock. As consideration for Lender taking such payment in common stock at the five day average and over up to a three month period, rather than cash, the exercise price of Warrant B shall be reduced in accordance with the

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terms thereof from $.25 to $.01, which reduction shall only be made after Lender has received the common stock as repayment. If the Borrower pays this Note in part in common stock of the Borrower and in part in cash, then in such event the Warrant exercise price shall be reduced proportionately. If the principal amount of this Note, plus accrued interest, is repaid in full in cash then Warrant B shall be canceled.

     In the event Borrower is unable to pay back the Note with interest on October 20, 1999, then in such event Terra Healthy Living shall have a right of first refusal to buy out the balance of this Note. This right of first refusal shall be available for Terra Healthy Living up to 5:00 p.m. EST on October 20, 1999, but this right shall expire after that date. In the event that Terra Healthy Living timely buys this Note then Warrant B shall be transferred from escrow and Borrower shall then immediately reduce the exercise price of Warrant B to $.01.

     Borrower hereby waives presentment, protest, notice of protest and notice of dishonor of this Note. The non-exercise by the Lender of any rights hereunder in any particular instance shall not constitute a waiver thereof in that or any other subsequent instance.

     Nothing contained herein shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate permitted by applicable law. In the event that the rate of interest required to be paid hereunder exceeds the maximum rate permitted by such law, such rate shall automatically be reduced to the maximum rate permitted by such law.

     The Borrower and any endorsers hereof, for themselves and their respective representatives, successors and assigns (except as specifically provided in this Note) expressly (a) waive presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, diligence in collection, and the benefit of any applicable exemptions, including, but not limited to, exemptions claimed under insolvency laws, and (b) consent that the Lender may release or surrender, exchange or substitute any property or other collateral or security now held or which may hereafter be held as security for the payment of this Promissory Note, or may release any guarantor, or may extend the time for payment or otherwise modify the terms of payment of any part or the whole of the debt evidenced hereby.

     AFFIRMATIVE COVENANTS OF BORROWER. Borrower covenants and agrees that from the date hereof until payment and performance in full of the obligations hereunder, unless Lender otherwise consents in writing:

     (a) Use of Proceeds. The proceeds disbursed under the Note shall be used solely for general corporate purposes.

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     (b) Borrower represents and warrants that there are no actions, suits, investigations or proceedings pending or threatened against or affecting the validity or enforceability of this Note and there are no outstanding orders or judgments of any court or governmental authority or awards of any arbitrator or arbitration board against the Borrower.

DEFAULT. If any of the following events occur (a "default") the entire principal balance plus accrued interest shall be due and payable, and the Borrower shall be liable for reasonable attorneys fees, costs and expenses:

     (a) Borrower fails to pay when due any principal or interest under this Note;

     (b) Borrower fails to observe or perform any covenant or agreement set forth in this Note;

     (c) Borrower makes a general assignment for the benefit of its creditors, files a petition in bankruptcy, for an arrangement with its creditors or for reorganization under any federal or state bankruptcy or other insolvency law;

     (d) Borrower files or becomes the subject of a petition, which is not dismissed or stayed within 90 days, in bankruptcy or for the appointment of a receiver, custodian, trustee or liquidator of the party or of all or substantially all of its assets under any federal or state bankruptcy or other insolvency law;

     (e) Borrower is voluntarily or involuntarily terminated or dissolved;

     (f) Borrower or any accommodation maker, endorser or guarantor enters into any merger or consolidation, or sale, lease, liquidation or other disposition of all or substantially all of its assets; or

     (g) Any judgment is entered against Borrower or any attachment upon or garnishment of any property of Borrower is issued in an amount in excess of $250,000.

LITIGATION.

     (a) Forum Selection and Consent to Jurisdiction. Any litigation based on or arising out of, under, or in connection with, this Promissory Note shall be brought and maintained exclusively in the courts of New York. The parties hereby expressly and irrevocably submit to the jurisdiction of the state and federal courts of New York for the purpose of any such litigation as set forth above and irrevocably agree to be bound by any final judgment rendered thereby in connection with such litigation. The Borrower further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without New York. The Borrower hereby expressly and irrevocably

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waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in any inconvenient forum. To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this agreement and the other loan documents.

     (b) Waiver of Jury Trial.   The Lender and the Borrower hereby knowingly,
voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this agreement, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Lender or the Borrower. The Borrower acknowledges and agrees that it has received full and sufficient consideration for this provision and that this provision is a material inducement for the Lender entering into this agreement.

MISCELLANEOUS.

     (a) All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, impersonal, singular or plural, as the identity of the person or persons may require.

     (b) Neither this Promissory Note nor any provision hereof shall be waived, modified, changed, discharged, terminated, revoked or canceled, except by an instrument in writing signed by the party effecting the same against whom any change, discharge or termination is sought.

     (c) Notices required or permitted to be given hereunder shall be in writing and shall be deemed to be sufficiently given when personally delivered or sent by registered mail, return receipt requested, addressed: (i) if to the Borrower, Mark Beychok, CEO at Vitafort International Corporation, 1800 Avenue of the Stars, Suite 480, Los Angeles, CA 90067 and (ii) if to Lender C/O Joseph
B. LaRocco, Esq. 49 Locust Avenue, Suite 107, New Canaan, CT 06840.

     (d) This Promissory Note shall be enforced, governed and construed in all respects in accordance with the laws of Delaware, as such laws are applied by Delaware courts to agreements entered into, and to be performed in, Delaware by and between residents of Delaware, and shall be binding upon the Borrower, the Borrower 's successors and assigns and shall inure to the benefit of the Lender, its successors and assigns. If any provision of this Promissory Note is invalid or unenforceable under any applicable statue or rule of law, then such provisions shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of

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law.  Any provision hereof that may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

     (e) This Note shall not be assigned by the Lender without the express written permission of the Borrower.

     THE BORROWER ACKNOWLEDGES THAT THE TRANSACTIONS IN CONNECTION WITH WHICH THIS NOTE WAS EXECUTED AND DELIVERED AND WHICH ARE CONTEMPLATED BY THE TERMS OF THE AGREEMENT ARE, IN ALL CASES, COMMERCIAL TRANSACTIONS; AND THE BORROWER HEREBY EXPRESSLY WAIVES ANY AND ALL CONSTITUTIONAL RIGHTS IT MAY HAVE AS NOW CONSTITUTED OR HEREAFTER AMENDED, WITH REGARD TO NOTICE, ANY JUDICIAL PROCESS AND ANY AND ALL OTHER RIGHTS IT MAY HAVE, AND THE LENDER MAY INVOKE ANY PREJUDGMENT REMEDY AVAILABLE TO IT OR ITS SUCCESSORS OR ASSIGNS.


                                              VITAFORT INTERNATIONAL CORPORATION


                                              By /s/ Mark Beychok
                                                --------------------------------
                                                Mark Beychok its CEO
                                                duly authorized

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